FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

Investor Relations:	Andrew Greenebaum

Integrated Corporate Relations

(310) 395-2215

SKECHERS FOOTWEAR ANNOUNCES STRONG THIRD QUARTER 2005 RESULTS
AND RECORD NINE MONTH REVENUES
— Third Quarter 2005 Net Sales Increase 5.9 Percent to $272.8 Million
— Record Nine Month 2005 Revenues of $783.0 Million
— Diluted Earnings Per Share Rise 100 Percent to $0.30

MANHATTAN BEACH, CA. – October 26, 2005 – SKECHERS USA, Inc. (NYSE: SKX), a global leader in lifestyle footwear, today announced financial results for the third quarter ended September 30, 2005.

Net sales for the third quarter of 2005 rose 5.9 percent to $272.8 million compared to $257.7 million for the same period in 2004. Third quarter 2005 net earnings were $12.6 million versus net earnings of $6.0 million in the third quarter of the prior year. For the third quarter 2005, the diluted earnings per share were $0.30 on 44,845,000 diluted shares outstanding compared to $0.15 per share on 43,695,000 diluted shares outstanding in the prior year.

“Our 2005 third quarter marks the seventh consecutive quarter of year-over-year top-line increases, and the sixth consecutive quarter of year-over-year bottom-line increases, a testament to the continued strength of our brands,” began David Weinberg, chief financial officer of SKECHERS USA, Inc. “This strong quarter combined with record first and second quarter 2005 revenues resulted in the highest reported nine month revenues in the Company’s history.”

For the nine-month period ended September 30, 2005, net sales rose 9.7 percent to $783.0 million compared to net sales of $713.9 million in the first nine months of 2004. Net earnings for the first nine months of 2005 were $38.8 million versus $21.4 million in the first nine months of 2004. Diluted earnings per share for the first nine months of 2005 were $0.92 per share on 44,459,000 diluted shares outstanding versus $0.53 per share on 43,119,000 diluted shares outstanding.

Gross profit for the third quarter of 2005 was $115.5 million or 42.3 percent of sales compared to $103.9 million or 40.3 percent of sales in the third quarter of last year. Gross profit for the first nine months of 2005 was $327.4 or 41.8 percent of sales versus $288.9 million or 40.5 percent of sales in the first nine months of the prior year.

Mr. Weinberg continued: “Our improved third quarter net sales, operating profit and net earnings were the result of a combination of growth in our domestic wholesale, international direct and SKECHERS-owned retail stores as well as continued cost management on the expense and operational side of business. The revenue improvements were primarily led by an increased demand for SKECHERS’ denim friendly styles for men and women, as well as significant growth from our recently launched designer and lifestyle lines, which are becoming profitable stand-alone businesses. Gross margins improved for the quarter due to a combination of an increased demand for in-line product and stronger sell-throughs. We believe that we will end the year with record net sales and continue to see growth as we head into 2006 due to the continued strength of our domestic wholesale and retail businesses.”

Robert Greenberg, SKECHERS’ chief executive officer, said: “The first nine months of 2005 were strong from a product, marketing, sales and brand acceptance stand point. We’ve hit our stride and are gaining ground through a steady flow of fresh SKECHERS’ products and brands including Michelle K, Mark Nason, 310 Motoring and Marc Ecko, which are all retailing well. With two new marketing campaigns that include recent American Idol winner and rising star Carrie Underwood wearing SKECHERS footwear and global hip-hop superstar The Game in support of the launch of his signature 310 sneaker, we believe the momentum we have experienced in 2005 will continue into 2006. We remain focused in our approach to product design and marketing, and are dedicated to running a profitable company with longevity and relevance.”

The Company now expects fourth quarter sales to be in the range of $210 million to $220 million and earnings per share of between $0.02 and $0.07.

“Historically, SKECHERS’ first three quarters have been stronger than the fourth,” added Mr. Weinberg. “While we expect this trend to continue, we believe fourth quarter sales will increase above the same period last year and we forecast gross margins of approximately 40 to 41 percent, which we feel is appropriate for our business. Also, in line with our quarterly sales trend and based on our key indicators, we expect first quarter 2006 sales to increase over first quarter 2005.”

Note that statements made by Mr. Weinberg and Mr. Greenberg may involve future goals and targets, based upon current expectations and current plans. These comments are forward looking, plans may change and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under 12 unique brand names. The Company has also granted select third party licenses for SKECHERS-branded apparel, swimwear and hosiery. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking language such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terms. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of the Company’s future performance. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for our products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage and forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with electrical shortages or work stoppages that may lead to production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; business disruptions due to energy shortages or natural disasters such as an earthquake in California where our domestic warehouse, headquarters and a substantial number of our retail stores are located; changes in business strategy or development plans; the ability to obtain additional capital to fund operations, finance growth and service debt obligations; the ability to attract and retain qualified personnel; compliance with recent corporate governance legislation including the Sarbanes-Oxley Act of 2002; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2004 and the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2005.

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SKECHERS U.S.A., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
(In thousands)

	September 30,	December 31,
	2005	2004
ASSETS

Current Assets:
Cash and cash equivalents	$182,601	$137,653
Trade accounts receivable, net	130,495	120,463
Other receivables	6,292	2,726

Total receivables	136,787	123,189

Inventories	132,283	149,757
Prepaid expenses and other current assets	10,218	10,139
Deferred tax assets	3,865	3,865

Total current assets	465,754	424,603

Property and equipment, at cost less accumulated depreciation and amortization	75,986	82,564
Intangible assets, less applicable amortization	1,261	1,641
Deferred tax assets	4,894	4,906
Other assets, at cost	6,740	4,939

TOTAL ASSETS	$554,635	$518,653

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current installments of long-term borrowings	$6,082	$3,123
Accounts payable	91,914	93,694
Accrued expenses	11,333	13,903

Total current liabilities	109,329	110,720

Long-term borrowings, excluding current installments	107,551	113,038

Stockholders’ equity	337,755	294,895

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$554,635	$518,653

SKECHERS U.S.A., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$272,836	$257,658	$782,983	$713,850
Cost of sales	157,363	153,720	455,538	424,968

Gross profit	115,473	103,938	327,445	288,882
Royalty income	1,998	1,726	5,072	4,385

	117,471	105,664	332,517	293,267

Operating expenses:
Selling	27,190	24,139	66,336	60,968
General and administrative	68,840	64,576	200,452	184,897

	96,030	88,715	266,788	245,865

Earnings from operations	21,441	16,949	65,729	47,402

Other income (expense):
Interest, net	(912)	(1,986)	(4,109)	(6,295)
Other, net	251	(248)	1,598	(530)

	(661)	(2,234)	(2,511)	(6,825)

Earnings before income taxes	20,780	14,715	63,218	40,577
Income tax expense	8,148	8,678	24,402	19,152

Net earnings	$12,632	$6,037	$38,816	$21,425

Net earnings per share:
Basic	$0.32	$0.16	$0.98	$0.56

Diluted	$0.30	$0.15	$0.92	$0.53

Weighted average shares:
Basic	39,822	38,809	39,596	38,463

Diluted	44,845	43,695	44,459	43,119